Exhibit 99.1

News Release

Contact:
William L. Prater	Will Fisackerly
Treasurer and Chief Financial Officer	First Vice President and Director of Investor Relations
662/680-2000	662/680-2475

BancorpSouth Announces $100 Million Public Offering of Common Stock

TUPELO, Miss., January 17, 2012/PRNewswire-FirstCall via COMTEX/ — BancorpSouth, Inc. (NYSE: BXS) (the “Company”) announced today that it has commenced an underwritten public offering of $100 million of its common stock. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 15 percent of common shares sold pursuant to this transaction. All of the shares are being offered by the Company.

The Company intends to use the net proceeds of this offering for general corporate purposes, including to maintain certain capital levels and liquidity at the Company, potentially provide equity capital to BancorpSouth Bank, fund growth either organically or through acquisition of other financial institutions, insurance agencies, or other businesses that are closely aligned to the operations of the Company, and fund investments in its subsidiaries.

Morgan Stanley & Co. LLC and Stifel, Nicolaus & Company, Incorporated are the joint book-running managers in the offering. Stephens Inc.; Keefe, Bruyette & Woods; and Sandler O’Neill + Partners, L.P. are acting as co-managers for the stock offering.

The offering will be made under the Company’s shelf registration statement filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, telephone: (866) 718-1649 and Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, Maryland 21202, telephone: (443) 224-1988.

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Box 789 • Tupelo, MS 38802-0789 • (662) 680-2000

BXS Announces $100 Million Public Offering of Common Stock

January 17, 2012

About BancorpSouth

BancorpSouth, Inc. is a financial holding company headquartered in Tupelo, Mississippi, with $13.0 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates 286 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.

Forward-Looking Statements

This news release contains various forward-looking statements. A discussion of various factors that could cause BancorpSouth’s actual results to differ materially from those expressed in such forward-looking statements is included in BancorpSouth’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011.